UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2025

LB Pharmaceuticals Inc

(Exact name of registrant as specified in its charter)

Delaware	001-42831	81-1854347
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Pennsylvania Plaza, Suite 1025 New York, NY	10119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 605-0300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LBRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2025, LB Pharmaceuticals Inc (the “Company”) entered into a First Amendment of Lease (the “Lease Amendment”), which amends that certain Lease Agreement with One Penn Plaza LLC (the “Landlord”), dated as of May 20, 2024, as amended (the “Lease”), providing for the lease of an additional 4,634 rentable square feet (the “Expansion Premises”) on the 10th floor of a building located at One Penn Plaza, New York, New York 10119. The term of the Lease is scheduled to expire on March 31, 2032.

Pursuant to the Lease Amendment, the Landlord shall endeavor to deliver the Expansion Premises on or prior to July 1, 2026. Commencing on the date of delivery (the “Expansion Premises Commencement Date”), the fixed rent for the Expansion Premises will be $430,962 per year for the first three years and will increase to $477,302 per year on the third anniversary of the Expansion Premises Commencement Date. For the period commencing on the Expansion Premises Commencement Date and ending 150 days thereafter, the Landlord and the Company have agreed to a fixed rent abatement, subject to terms set forth in the Lease Amendment.

The foregoing summary of the Lease Amendment does not purport to be a complete description of the document and is qualified in its entirety by the Lease Amendment, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Lease Agreement, dated as of November 10, 2025, by and between LB Pharmaceuticals Inc and One Penn Plaza LLC.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LB Pharmaceuticals Inc

Date: November 13, 2025	By:	/s/ Heather Turner
Heather Turner
Chief Executive Officer